EXHIBIT 10.20

SETTLEMENT AGREEMENT

          This Settlement Agreement (the “Settlement Agreement”) is entered into as of October 12, 2010 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHB”), Berkshire Bank, a wholly-owned subsidiary of BHB, Rome Bancorp, Inc. (“Rome”), a Delaware corporation, The Rome Savings Bank (the “Bank”), a wholly-owned subsidiary of Rome, and David C. Nolan (the “Executive”).

          WHEREAS, the Executive and Rome are parties to an Amended and Restated Change of Control Agreement as of November 28, 2007 (the “Agreement”); and

          WHEREAS, BHB and Rome have entered into an Agreement and Plan of Merger, dated as of October 12, 2010 (the “Merger Agreement”), pursuant to which Rome will be merged into BHB (the “Merger”); and

          WHEREAS, Section 7.6.7 of the Merger Agreement provides that Rome, subject to BHB’s approval, shall enter into this Settlement Agreement which shall terminate the Agreement as of the closing date of the Merger (the “Closing Date”), and in lieu of any payment or benefits under the Agreement, the Executive shall be entitled to the settlement benefits set forth herein, and shall be required if requested by BHB to assist BHB in the transition of the merged entities following the Closing Date for a period not to exceed 90 days; and

          WHEREAS, for purposes of Section 409A of the Internal Revenue Code of 1986 (“Code”), the payments under Section 3(a) of this Settlement Agreement shall be deemed to be payments in substitution of the payments under the Agreement, within the meaning of Treasury Regulation 1.409A-3(f).

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Settlement Agreement, BHB, Rome, the Bank and the Executive hereby agree as follows:

          Section 1. Term of the Settlement Agreement.

          The term of the Settlement Agreement shall commence on the Closing Date and shall expire on the earlier of: (i) the date of the Executive’s termination by BHB of employment with BHB (or any affiliate or subsidiary of BHB) for any reason or (ii) ninety (90) days after the Closing Date (the “Term”), at which time Executive’s employment will terminate.

          Section 2. Termination of the Agreement.

          The Executive, BHB, Berkshire Bank, Rome, and the Bank hereby agree that the Agreement shall be terminated without any further action of any parties hereto, effective as of Closing Date. The Executive, in lieu of any payment or benefits under the Agreement, shall be entitled to the settlement benefits set forth in Section 3 hereof.

          Section 3. Settlement Benefits.

          (a) Cash Severance Payment. The parties hereto acknowledge that the Merger qualifies as a “change of control” as defined under the Agreement. Upon the earlier of (i) Executive’s termination by BHB, Berkshire Bank, Rome or the Bank (other than for Cause, as defined herein), (ii) Executive’s termination for death or Disability (as defined in Section 409A of the Code), (iii) Executive’s resignation from BHB, Berkshire Bank, Rome or the Bank for Good Reason (as defined herein), or (iv) the expiration of the Term, BHB, Berkshire Bank, Rome or the Bank shall pay the Executive a cash lump sum payment equal to $408,018 (the “Cash Severance Payment”). For these purposes, Cause is defined as personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease and desist order. Also for these purposes, the Executive cannot be terminated for Cause unless Charles M. Sprock, in his sole discretion, makes a good faith determination that there are grounds therefore. The Cash Severance Payment shall be payable to the Executive within 10 days following the expiration of the Term, and shall be subject to applicable withholding taxes. Notwithstanding the above, however, if the date of the expiration of the Term is also the effective date of the Executive’s “separation from service” within the meaning of Section 409A of the Code (“Separation Date”), or is within the six-month period immediately following the Separation Date, and the Executive is a “specified employee” within the meaning of Section 409A of the Code on the Separation Date, then BHB shall pay the Cash Severance Payment to the Executive on the first day of the seventh month following the Separation Date. Notwithstanding the foregoing, no Cash Severance Payment shall be paid if the Executive voluntarily terminates employment at BHB or Berkshire Bank during the Term other than for Good Reason (as defined herein). For these purposes, Good Reason is defined as (x) relocation of Executive’s principal place of employment to a city more than fifty (50) miles from Rome, New York or (y) breach of this agreement by BHB or the Berkshire Bank which is not cured within 30 days of delivery thereto of written notice of such breach from the Executive. Notwithstanding anything herein to the contrary, the Executive’s termination due to death or Disability (as defined in Section 409A of the Code) shall not be considered “voluntary termination.”

          (b) Additional Compensation. In the event the Term extends beyond the Closing Date, the Executive shall receive $10,462.00 biweekly, payable in accordance with Berkshire Bank’s payroll practices (the “Additional Compensation”). The Executive agrees that in consideration of the additional compensation set forth herein, Executive agrees to waive any coverage or benefits under any plans of Berkshire Bank and/or BHB during such period. BHB and Berkshire Bank acknowledge and agree that (i) the Additional Compensation shall be payable for up to ninety (90) days after the Closing Date, (ii) the Additional Compensation shall cease upon the expiration of the Term, and (iii) upon expiration of the Term, the Executive shall be entitled to the Cash Severance Payment.

          (c) Rabbi Trust. If the Cash Severance Payment is not paid on the Closing Date, the Cash Severance Payment shall be deposited on the Closing Date into an irrevocable grantor trust which meets the requirements of Internal Revenue Service Revenue Procedure 92-65 (as

amended or superseded from time to time), the trustee of which shall be selected by Charles M. Sprock or Charles M. Sprock may serve as trustee, and the timing of the payment to the Executive under this Settlement Agreement shall be determined by Charles M. Sprock, provided payment is made within ten (10) days following expiration of the Term. The Cash Severance Payment shall be adjusted for investment experience of the investments made with the assets of such trust, as determined by the trustee without election by the Executive, which investments shall consist of short-term investment-grade fixed-income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.

          Section 4. Waiver and Release.

          (a) The Executive hereby agrees that payment of the Cash Severance Payment and Additional Compensation, if any, to the Executive will be in full satisfaction of all obligations of BHB, Berkshire Bank, Rome, and the Bank to the Executive under the Agreement and this Settlement Agreement.

          (b) The Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases BHB, Berkshire Bank, Rome and the Bank (which, for purpose of this Section 4 shall be defined to include all of BHB’s, Rome’s, and the Bank’s related and affiliated entities, their predecessors, successors, heirs or assigns, and any past, present or future officers, board of director members, agents, attorneys, and employees) from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, jointly and individually, that the Executive has had or now has, based upon and/or arising out of the Agreement or the employment with BHB and Berkshire Bank, if any. Notwithstanding the above, it is understood that the Executive does not waive any rights that the Executive may have to vested benefits under any tax-qualified retirement, restricted stock or stock option awards.

          (c) The Executive waives the rights and claims to the extent set forth above, and the Executive also agrees not to institute, or have instituted, a lawsuit against BHB, Berkshire Bank, Rome, and/or the Bank based on any such waived claims or rights.

          (d) BHB, Berkshire Bank, Rome, the Bank (the “Parties”) and the Executive each agree that the Parties and the Executive shall not at any time, either before or after the Closing Date, make or cause to be made any derogatory or disparaging statement to anyone about the other party, or the Parties’ products, services, financial condition or proposals or about any of the directors, officers or employees of the Parties or regarding the Executive’s employment.

          Section 5. Miscellaneous.

          (a) Successors. The terms of this Settlement Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

          (b) Final Agreement. This Settlement Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Settlement Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review the Settlement Agreement with legal counsel of the Executive’s own choosing, knows and understands this Settlement Agreement contents, and freely and independently signs this Settlement Agreement. No inducements, representations, or agreements have been made or relied upon to make this Settlement Agreement except as stated in this Settlement Agreement.

          (c) Governing Law. The validity, interpretation, construction and performance of this Settlement Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereof.

          (d) Statutory Changes. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

          (e) Validity. The invalidity or unenforceability of any provision of this Settlement Agreement shall not affect the validity or enforceability of any other provision of this Settlement Agreement, which shall remain in full force and effect.

          (f) No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of the Executive under the Settlement Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

          (g) Counterparts. This Settlement Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

          Section 6. Effectiveness.

          Notwithstanding anything to the contrary contained herein, this Settlement Agreement shall be effective as of the Closing Date. In the event the Merger Agreement is terminated for any reason, this Settlement Agreement shall be deemed null and void.

[Signature Page to Follow]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Settlement Agreement as of the day and year first written above.

EXECUTIVE

/s/ David C. Nolan

David C. Nolan

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly

Michael P. Daly
President and Chief Executive Officer

BERKSHIRE BANK

By:	/s/ Michael P. Daly

Michael P. Daly
President and Chief Executive Officer

ROME BANCORP, INC.

By:	/s/ Charles M. Sprock

Charles M. Sprock
Chairman, President and Chief Executive
Officer

THE ROME SAVINGS BANK

By:	/s/ Charles M. Sprock

Charles M. Sprock
Chairman, President and Chief Executive
Officer